Exhibit 28
Pro Forma Financial Information

Favorite Brands International, Inc. and its subsidiaries ("Favorite Brands") completed the sale of substantially all of their assets to Nabisco, Inc. on November 19, 1999. The pro forma income statement data for the year ended June 26, 1999 and the seventeen weeks ended October 23, 1999 presented below have been prepared assuming Favorite Brands consummated the sale and repaid its senior secured credit facility at the beginning of the period presented and reflect other adjustments relating to the disposition. The pro forma balance sheet data as of October 23, 1999 assumes Favorite Brands consummated the sale on October 23, 1999. The pro forma income statement and balance sheet data presented below is unaudited. As described above, the purchase price may be adjusted based upon working capital balances as of the closing date. The pro forma income statement and balance sheet data assume that there is no adjustment to the purchase price. The pro forma income statement data is not necessarily indicative of what the actual results of operations would have been had the transaction occurred at the beginning of the period presented, nor do they purport to indicate the results of future operations. All amounts are in thousands except per share data.

Income Statement Data:
Favorite Brands International, Inc. and Subsidiaries


                                                                                                                     Pro Forma
                                                                  Year Ended           Pro Forma Adjustments         Year Ended
                                                                 June 26, 1999             DR        CR             June 26, 1999
                                                                 -------------             --        --             -------------
                                                                                            (Unaudited)              (Unaudited)
Net sales........................................................$     733,327         $733,327               (a)    $          -
Costs and expenses:
     Cost of sales...............................................      460,362                    $ 460,362   (a)               -
     Selling, marketing and administrative.......................      269,055                      269,055   (a)               -
     Amortization of intangible assets...........................       18,488                       18,488   (a)               -
     Restructuring and business integration costs................        1,320                        1,320   (a)               -
     Goodwill write-off..........................................       50,000                       50,000   (a)               -
                                                                 -------------         --------------------          ------------
                                                                       799,225                -     799,225                     -
Loss from operations.............................................      (65,898)         733,327    (799,225)                    -
     Interest expense (income)...................................       50,180                       64,180   (b)         (14,000)
     Reorganization charges under Chapter 11.....................       20,191                       12,807   (c)           7,384
                                                                 -------------         --------------------          ------------

Loss before income taxes.........................................     (136,269)         733,327    (876,212)                6,616
     Provision for income taxes..................................       48,151                       48,151   (a)               -
                                                                 -------------         --------------------          ------------
Loss before extraordinary charge and cumulative
     effect of change in accounting principle....................$    (184,420)        $733,327   $(924,363)         $      6,616
                                                                 =============         ====================          ============


                                                                                                                    Pro Forma
                                                                    Seventeen                                       Seventeen
                                                                   Weeks Ended         Pro Forma Adjustments       Weeks Ended
                                                                 October 23, 1999           DR      CR           October 23, 1999
                                                                 ----------------           --      --           ----------------
                                                                   (Unaudited)              (Unaudited)            (Unaudited)

Net sales........................................................$     225,839         $225,839               (a)    $          -
Costs and expenses:
     Cost of sales...............................................      140,816                   $ 140,816    (a)               -
     Selling, marketing and administrative.......................       63,407                      63,407    (a)               -
     Amortization of intangible assets...........................        5,350                       5,350    (a)               -
                                                                 -------------         -------------------           ------------
                                                                       209,573                -    209,573                      -
Income from operations...........................................       16,266          225,839   (209,573)                     -
     Interest expense (income)...................................        5,956                -     10,956    (b)          (5,000)
     Reorganization charges under Chapter 11.....................        5,413                -      2,222    (c)           3,191
                                                                 -------------         -------------------           ------------
Income before income taxes.......................................        4,897          225,839   (222,751)                 1,809
     Provision for income taxes..................................            -                -          -                      -
                                                                 -------------         -------------------           ------------
Income (loss) before cumulative effect of change
     in accounting principle.....................................$       4,897         $225,839  $(222,751)          $      1,809
                                                                 =============         ===================           ============

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Balance Sheet Data:
Favorite Brands International, Inc. and Subsidiaries


                                                                                                            Pro Forma
                                                              October 23,      Pro Forma Adjustments       October 23,
                                                                  1999              DR      CR                1999
                                                              -----------           --      --             -----------
                                                              (Unaudited)           (Unaudited)            (Unaudited)
Current Assets:
     Cash and cash equivalents................................$   21,694         $475,000  $219,424   (d)     $277,270
     Accounts receivable, net.................................    59,926                     59,713   (e)          213
     Inventories..............................................    72,493                     72,493   (e)            -
     Prepaid expenses and other current assets................    11,139                -    10,837   (e)          302
                                                              ----------         --------  --------           --------
               Total current assets...........................   165,252          475,000   362,467            277,785
                                                              ----------         --------  --------           --------

Property, Plant and Equipment, at Cost:
     Land.....................................................     5,200                      5,200   (e)            -
     Buildings................................................    75,224                     75,224   (e)            -
     Machinery and equipment..................................   236,482                    236,482   (e)            -
     Construction in progress.................................    10,131                -    10,131   (e)            -
                                                              ----------         --------  --------           --------
                                                                 327,037                -   327,037                  -
     Less accumulated depreciation............................    83,098                -    83,098   (e)            -
                                                              ----------         --------  --------           --------
                                                                 243,939                -   243,939                  -
                                                              ----------         --------  --------           --------
Other Assets:
     Intangible assets, net...................................   266,090                    266,090   (f)            -
     Other assets.............................................     1,469                -       190   (e)        1,279
                                                              ----------         --------  --------           --------
                                                                 267,559                -   266,280              1,279
                                                              ----------         --------  --------           --------
                                                              $  676,750         $475,000  $872,686           $279,064
                                                              ----------         --------  --------           --------
Current Liabilities:
     Accounts payable and accrued liabilities.................$   61,402         $ 51,139             (e)     $ 10,263
     Other current liabilities................................     1,040              579         -   (e)          461
                                                              ----------         --------  --------           --------
               Total current liabilities......................    62,442           51,718         -             10,724
                                                              ----------         --------  --------           --------

Noncurrent Liabilities:
     Other long-term liabilities..............................     2,299            2,299         -   (e)            -
                                                              ----------         --------  --------           --------
               Total noncurrent liabilities...................     2,299            2,299         -                  -
                                                              ----------         --------  --------           --------

Prepetition Secured Debt......................................   200,500          200,500             (d)            -
Liabilities subject to compromise.............................   463,837            6,400             (d)      457,437
Commitments and Contingencies.................................         -                -         -                  -
                                                              ----------         --------  --------           --------
               Total  liabilities.............................   729,078          260,917         -            468,161
                                                              ----------         --------  --------           --------
Stockholder's Equity:
     Common Stock, $.01 par value; 1,000 shares authorized,
               issued and outstanding.........................         -                                             -
     Additional paid-in capital...............................   195,751                                       195,751
     Accumulated deficit......................................  (248,079)         136,769         -   (f)     (384,848)
                                                              ----------         --------  --------           --------
               Total stockholder's equity.....................   (52,328)         136,769         -           (189,097)
                                                              ----------         --------  --------           --------
                                                              $  676,750         $397,686  $      -           $279,064
                                                              ----------         --------  --------           --------



Favorite Brands International, Inc. and Subsidiaries
Notes To Pro Forma Financial Information

(a) Pro forma adjustment arises from the sale of substantially all assets of Favorite Brands as if the transaction had been consummated as of the beginning of the period for which the pro forma financial statement is presented.

(b) Pro forma adjustment arises from the estimation of interest income earned on the proceeds of the sale of Favorite Brands and the elimination of interest expense on all debt as if the transaction had been consummated as of the beginning of the period for which the pro forma financial statement is presented. For purposes of preparing the pro forma income statement data, it has been assumed that no interest is paid on the senior notes and senior subordinated notes. The determination of whether or not interest is paid on these instruments will be made when the Company's plan of liquidation is developed and approved.

(c) If Favorite Brands had completed the sale at the beginning of the period presented, the only activities during the period would have been winding down the affairs of the entities and administering Favorite Brands' bankruptcy estate. Therefore, the pro forma adjustment eliminates the reorganization charges under Chapter 11 that were actually incurred during this period and adds back an estimate of the reorganization charges Favorite Brands would have incurred as if the sale had occurred at the beginning of the period.

(d) Pro forma adjustments arise from the proceeds received from the buyer, $475,000 and the payment of $201,615 to Favorite Brands' senior secured debt holders including interest and fees, the payment of $11,400 relating to transaction fees, the payment of $6,400 of cure costs as required by the sale agreement, and $9 transferred to the buyer. No adjustment to the purchase price is assumed as a result of working capital balances as of the closing date.

(e) Pro forma adjustments to accounts receivable, inventory, prepaid and other assets, fixed assets, accounts payable, accruals and other liabilities arise due to the sale of such assets to the buyer and the assumption of such liabilities by the buyer as if the transaction was consummated on October 23, 1999.

(f) Pro forma adjustments to goodwill and equity result from the loss incurred from the transaction as if the sale had been consummated on October 23, 1999.